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                                                                    Exhibit 99.1

CONTACT:
Jerome Goldstein, CEO,
Advanced Magnetics, Inc.
(617) 497-2070

FOR IMMEDIATE RELEASE

         ADVANCED MAGNETICS, INC. ANNOUNCES MUTUAL DECISION TO TERMINATE
                           ITS ACQUISITION BY CYTOGEN

            - COMPANIES ENTER INTO MARKETING AND SUPPLY AGREEMENTS -

CAMBRIDGE, MASSACHUSETTS, AUGUST 28, 2000 -- Advanced Magnetics, Inc. (AMEX:
AVM) today announced that by mutual agreement with Cytogen Corporation (Nasdaq:
CYTO), the companies have terminated their agreement under which Cytogen was to acquire Advanced Magnetics in a stock transaction. The two companies have entered into product marketing and supply agreements that cover products in Advanced Magnetics' pipeline. Cytogen Corporation will receive exclusive U.S. marketing rights to Combidex-Registered Trademark- Magnetic Resonance Imaging contrast agent for the detection of lymph node metastases and U.S. marketing rights to Code 7228, Advanced Magnetics' next-generation imaging agent, for oncology indications. The U.S. Food and Drug Administration (FDA) recently issued an approvable letter with respect to COMBIDEX, subject to certain conditions.

Under the new agreements, Advanced Magnetics has received 1.5 million registered shares of Cytogen's stock and will receive an additional 0.5 million registered shares upon achieving future milestones. In addition, Advanced Magnetics will receive payments for product manufacturing as well as royalties on sales. Advanced Magnetics will continue to be responsible for all clinical development and regulatory matters relating to the products.

Jerome Goldstein, Chairman and CEO of Advanced Magnetics stated that "We believe this marketing and supply arrangement serves our important strategic goal of providing a platform for the marketing of COMBIDEX and other potential products to oncologists and, along with the termination of the acquisition agreement, is in the best interests of the shareholders of our company." Goldstein cited mutual concern as to the near-term benefits of the merger compared with the benefits of the marketing and supply arrangement as a significant factor in the decision to terminate the merger agreement.

Advanced Magnetics, Inc. is a biopharmaceutical company dedicated to the development and commercialization of novel products for the diagnosis of cancer and other diseases. For more information, please visit the Company's web site at www.advancedmagnetics.com.

This document contains forward-looking statements. Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties. The factors that could cause actual results to differ materially from current expectations include the following: uncertainties as to FDA approval of COMBIDEX or Code 7228 for marketing, and other risks identified in Advanced Magnetics, Inc.'s Securities and Exchange Commission filings.

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